Exhibit 99.1

rue21, inc. Announces Second Quarter Fiscal 2011 Financial Results

Second Quarter Net Sales Increased 21%; Year-to-Date Net Sales Increased 23%

Second Quarter Net Income Increased 20%; Year-to-Date Net Income Increased 42%

Second Quarter EPS $0.31 vs. $0.26 a year ago

Warrendale, PA – August 24, 2011 – rue21, inc. [NASDAQ: RUE] today announced its financial results for the second quarter and fiscal year-to-date ended July 30, 2011.

Highlights for the Second Quarter:

•	Net sales increased 20.9% to $172.8 million, compared to $143.0 million in the second quarter of fiscal 2010 ended July 31, 2010. Comparable store sales for the quarter were flat.

•

The company opened 34 stores, closed 1 store, and converted an additional 14 stores to the larger rue21 etc! format compared to opening 31 new stores, closing 1 store, and converting 9 stores to the etc! format in the second quarter of fiscal 2010. The Company ended the quarter with 710 stores.

•	Gross margin increased 90 bps to 39.1% from 38.2% in the second quarter of fiscal 2010, driven by a strong merchandise margin.

•	Selling, general and administrative expenses were $48.9 million or 28.3% of sales. This compares to $38.7 million or 27.1% of sales in the second quarter of fiscal 2010.

•	Operating income increased by 18.2% to $12.4 million as compared to $10.5 million in the second quarter of fiscal 2010.

•	Net income increased 20.0% to $7.7 million from $6.4 million in the second quarter of 2010.

•	Diluted earnings per share increased to $0.31 compared to diluted earnings per share of $0.26 in the second quarter of fiscal 2010.

Balance sheet highlights as of July 30, 2011:

•	Cash and cash equivalents increased to $43.4 million as of July 30, 2011, as compared to $16.7 million as of July 31, 2010, with no long-term debt.

•	Inventory per square foot at the end of the second quarter of fiscal 2011 was down 0.7% as compared to the end of the second quarter of 2010.

Highlights Fiscal Year-to-Date:

•

Net sales increased 23.1% to $345.6 million for the period ending July 30, 2011 from $280.7 million for the comparable period a year ago, which ended July 31, 2010. Comparable store sales increased 2.4% for the 2011 year-to-date period, following a 2.8% increase for the comparable period in 2010.

•	The Company has opened 73 stores, closed 1 store, and converted 26 stores to the rue21 etc! format.

•	Gross margin increased 100 bps from the comparable period in 2010.

•	Operating income increased by 37.8% to $28.1 million and was 8.1% of net sales as compared to $20.4 million or 7.3% of net sales in the comparable period of 2010.

•	Net income increased 41.6% to $17.3 million from $12.2 million for the comparable period in 2010.

Bob Fisch, rue21’s President and CEO, stated: “We are pleased to again report quarterly sales and earnings growth of at least 20%. Achieving these consistent growth rates is the top priority for rue21. Our disciplined inventory management helped us deliver strong margin increases this quarter, and our new stores continue to perform well in all markets. We feel very positive about our current merchandise assortments and are well positioned to see margin expansion continue in the second half of the year. Historically we have achieved profit and market share gains regardless of the economic outlook, and we remain confident that by continuing with our core value proposition we will meet our sales, gross margin and profit goals for both the back-to-school season and the remainder of fiscal 2011.”

Outlook:

For fiscal 2011, the Company is re-affirming its full year guidance based on second quarter results, and continues to expect diluted earnings per share to be in the range of $1.50 to $1.54 as compared to $1.21 in fiscal 2010. This is based on 25.2 million average diluted shares expected for fiscal year 2011 as compared to 25.0 million average diluted shares in fiscal year 2010. For the third quarter, the Company currently expects diluted earnings per share to be in the range of $0.32 to $0.34 based on 25.2 million average diluted shares as compared to 25.0 million average diluted shares for the third quarter of fiscal 2010. The Company currently expects a low single digit comparable store sales increase in the third quarter of fiscal 2011.

Conference Call Information:

A conference call to discuss second quarter 2011 financial results is scheduled for today, August 24, 2011 at 4:30 PM Eastern Time. To participate, dial toll-free 1-877-604-9668 or 1-719-325-4832 (international). The conference call will also be webcast live at www.rue21.com under the Investor Relations section. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About rue21, inc.

rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. The Company operates 722 stores in 46 states. Learn more at www.rue21.com.

Forward Looking Statements:

Certain statements herein, including statements relating to future store openings and growth strategies, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Annual Report on Form 10-K filed March 29, 2011, and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Joseph Teklits

ICR, Inc.

203-682-8200

jteklits@icrinc.com

rue21, inc. and subsidiaries

Consolidated Balance Sheets

	July 30, 2011	January 29, 2011	July 31, 2010
	(Unaudited)		(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$43,404	$50,111	$16,669
Accounts receivable	13,777	6,733	10,825
Merchandise inventory, net	137,364	96,051	109,645
Prepaid expenses and other current assets	15,306	10,580	9,486
Deferred tax assets	5,645	5,024	4,404

Total current assets	215,496	168,499	151,029

Property and equipment, net	107,280	91,371	81,134

Other assets	980	921	976

Total assets	$323,756	$260,791	$233,139

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$115,906	$82,075	$86,679
Accrued expenses and other current liabilities	16,731	15,616	14,020
Accrued payroll and related taxes	11,228	12,053	9,778
Deferred rent and tenant allowances, current portion	8,212	7,033	6,461
Accrued income and franchise taxes	—	1,999	—

Total current liabilities	152,077	118,776	116,938

Non-current liabilities:
Long-term debt	—	—	—
Deferred rent, tenant allowances and other long-term liabilities	44,063	34,235	31,219
Deferred tax liabilities	4,952	5,651	3,408

Total non-current liabilities	49,015	39,886	34,627

Commitments and Contingencies	—	—	—

Stockholders’ equity:

Common stock— par value $0.001 per share; 200,000 shares authorized; 24,459, 24,380 and 24,305 shares issued and outstanding, respectively.	24	24	24
Additional paid in capital	34,800	31,552	29,029
Retained earnings	87,840	70,553	52,521

Total stockholder’s equity	122,664	102,129	81,574

Total liabilities and stockholders’ equity	$323,756	$260,791	$233,139

rue21, inc. and subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended		26 weeks ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
	(Unaudited)
	(in thousands, except per share data)

Net sales	$172,770	$142,950	$345,645	$280,722
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	105,141	88,406	210,769	173,947

Gross profit	67,629	54,544	134,876	106,775

Selling, general, and administrative expense	48,867	38,737	94,240	76,031
Depreciation and amortization expense	6,410	5,352	12,513	10,336

Income from operations	12,352	10,455	28,123	20,408

Interest (income) expense, net	(19)	30	(41)	57

Income before income taxes	12,371	10,425	28,164	20,351

Provision for income taxes	4,702	4,034	10,875	8,139

Net income	$7,669	$6,391	$17,289	$12,212

Basic income per common share	$0.31	$0.26	$0.71	$0.50
Diluted income per common share	$0.31	$0.26	$0.69	$0.49

Weighted average basic common shares outstanding	24,415	24,277	24,394	24,257
Weighted average diluted common shares outstanding	25,080	25,044	25,066	25,038